EXHIBIT 99.1

Press Release

CONTACT:  Tricia Haugeto

303-386-1193   thaugeto@arraybiopharma.com

ARRAY BIOPHARMA ANNOUNCES RESTRUCTURING

- Aligning Resources with Clinical Programs -

Boulder, Colo., (June 13, 2011) — Array BioPharma Inc. (NASDAQ: ARRY) today announced a restructuring to extend its financial resources and to focus on the development of its key clinical programs.  The Company intends to aggressively advance ARRY-520, a KSP inhibitor for multiple myeloma, ARRY-614, a p38 / Tie-2 inhibitor for myelodysplastic syndrome and MEK162, a MEK inhibitor for cancer in co-development with Novartis.  Additionally, Array retains a fully integrated research and development organization, and will continue to advance select new compounds into development.

The restructuring announced today will result in a reduction of Array’s staff by approximately 20 percent, or 70 employees.  These reductions were primarily in discovery research and support positions, which will provide a more appropriate balance between the discovery and development groups.  Array retains a smaller, yet fully capable discovery research organization focused on advancing our partnered programs with Amgen, Celgene and Genentech as well as select wholly-owned late-stage discovery programs.

“It is extremely difficult to release these outstanding people who have contributed substantially to the Company over the years, but these actions are necessary given our need to focus resources on our key clinical development programs,” said Robert E. Conway, Chief Executive Officer. “We look forward to a number of potential value creating events during the second half of 2011 including Phase 2 combination data on selumetinib in patients with melanoma or non-small cell lung cancer; Phase 2 data on ARRY-520 in multiple myeloma patients and Phase 1 data on ARRY-614 in MDS patients.”

The Company’s financial outlook is improved as a result of these actions. During Fiscal 2012, Array expects to reduce its annual net cash used in operating activities by approximately $20 million, compared with fiscal 2011. For Fiscal 2012, the Company anticipates using approximately $40 million for operating activities, which includes milestones received from existing collaborations.  This does not include any potential up-front or milestone payments from new collaborations.  Array has a number of programs outside of its key clinical programs which can be partnered. The Company will record a one-time restructuring charge in the fourth quarter of fiscal 2011, currently estimated to be $3.5 million, associated with the payment of one-time termination benefits that the Company expects to pay out in cash during the fourth quarter of fiscal 2011 and first quarter of fiscal 2012.  Array had $76 million in cash, cash equivalents and marketable securities as of March 31, 2011.  The Company also received a $10 million Phase 2 milestone payment from Novartis for the MEK162 program during the current quarter.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the affect the reduction in force will have on Array’s financial condition or results of operations, the amount of the estimated restructuring charge Array will record in connection with the restructuring, the timing of completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of June 13, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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